                                 EXHIBIT 10.36

                                  AdMIT, Inc.
               (Advanced Medical Information Technologies, Inc.)
             1891 N. Gaffey Street, Suite 230, San Pedro, CA 90731
                       (310) 521-0520, Fax (310) 521-0522
                                  310-374-1184
                                   MEMORANDUM

                                                                    Feb 19, 1999
                                                         Agreed /s/ V. Stoughton
TO:       Vick Stoughton, Careside
FROM:     Dennis Rieger, AdMIT
DATE:     2/19/99

RE:       Revised Tasks for Consulting Agreement

The tasks currently scheduled to be completed for our Consulting Agreement is as follows:

1.   OEM Marketing Agreement.

2. Review and evaluation of the Careside information systems hardware and software products and components.

3. Review and recommend the best way for efficient interfacing the Careside system with clinical and billing systems.

4. Re-engineer the AdMIT system to provide Careside with a "Black Box" Interface Hub at *% or less cost then the current system. That includes contract, pricing and technical modifications to the hardware and software products that make up the AdMIT Sentinel system.

5. Co-design and manage the * development work required to modify the Careside system to provide a common two way communications, storage, printing and control capability for interfacing to external devices.

6. Design and build the required interface between the Careside Analyzer and the Black Box for two way communication and control.

7. Design and build the required interfaces between the Black Box and the * Hematology devices for two-way communication and control.

8. Provide the necessary AdMIT hardware and software to accomplish the above tasks as outlined in the Tasks memo of 1/25/99.

These tasks are also subject to change as we move forward.

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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]

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                                  AdMIT, Inc.
               (Advanced Medical Information Technologies, Inc.)
             1891 N. Gaffey Street, Suite 230, San Pedro, CA  90731
                       (310) 521-0520, Fax (310) 521-0522

                                 FAX MEMORANDUM
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
RECEIVING FAX#         (310) 338-6789     SENDING FAX#            (310)521-0522
                       --------------                             -------------
TO:                    Vick Stoughton     FROM:                   Dennis Rieger
                       --------------                             -------------
                       CARESIDE                                   AdMIT

DATE:                  01/25/99           TOTAL # OF PAGES              2
                                                                  -------------
RE:                    Tasks and costs for information systems services and
                        products
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Dear Vick:

I have attempted to provide an estimate of the cost for the information systems products and services that will be required to meet your needs as outlined in your last letter, dated Jan. 11, 1999 (modified Jan. 18, 1999) to AdMIT. Although I am just starting to gain an understanding of the details of the system and technical requirements, along with the problems and issues that need to be resolved, the costs outlined below (approximately *) should provide Careside with a basic solution to those needs, and adequately support a * consulting contract between Careside and AdMIT.

Tasks:
-----

1. OEM Marketing Agreement. AdMIT to provide basic product training to Careside personnel, and marketing support for key account sales at Careside's LA location. Careside would handle all sales and marketing tasks and receive *% of the AdMIT product gross sales it generates. Cost Allocation: *

2. Review and evaluation of the information systems hardware components and subassemblies, and software operating systems and applications in the Careside Analyzer. Recommendations about enhancements and/or changes that could increase performance or functionality, while lowering costs. Cost Allocation: *

3. Design and build an interface between the Careside Analyzer and the * Hematology system, within the functional limits of both devices. This interface depends upon the completion of: a.) a standard data interface between the * and the AdMIT universal data acquisition system; b.) a standard data interface between the Careside


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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]

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Analyzer and the AdMIT system (see #5), and c.) the addition of a control interface that allows the Careside device to control the Becton Dickison device through the AdMIT system. The objective will be to design the interface so that it could be extended to allow the Careside Analyzer to interface to a second Hematology device from a different manufacturer. Cost Allocation: *

4. Review and recommend the best way to position the Careside System for efficient interfacing with customer clinical and billing systems. Cost
Allocation:  *

5. Design and build an interface between the Careside analyzer and AdMit's universal data acquisition system. The project includes the development of a standard device interface, with the ability for the AdMIT system to accept and issue commands to control and acquire data back from the Hematology device that may also be corrected to AdMIT's system. The interface will be developed in a generic way to allow extensions into other devices that may also be connected to the AdMIT system. Cost Allocation: *

6. Develop a PC-based user interface for printing barcode labels from the Zebra printer. The assumption is that the application will be running under Windows on AdMIT's system or another standard PC system. Cost Allocation: *

7. Provide the necessary AdMIT hardware and software to accomplish the above tasks and provide Careside with three (3) Universal Data Acquisitions Systems for system support, testing and demonstrations. The product costs are as follows:

     (a) Three (3) Universal Data Acquisition Computers (UDAC), with 8 isolated communications ports on each system, a Pentium 166 MHz CPU (or better), 64 MB RAM, 3 GB (minimum) HD, Internal Floppy Drive, and external CD ROM drive with power supply and cable interface. Cost Allocation: * each, Total = *

     (b) Windows NT workstation software installed on each system.  Cost
Allocation: * each, Total *

     (c) Nine (9) of AdMIT's Intelligent Device Connectors (1 configured for each device connected). These are needed to implement the "plug & play" connections from the medical devices to the UDAC, including the required custom cables. Cost Allocation: * each, Total = *

     (d) License fee for the Data Acquisition Run-Time Monitor software, which can be used on each system within Careside or for "loaner" evaluation systems that are to be returned to Careside. Cost Allocation: *



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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]
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     (e) License fee for each device driver to be used with the software in #d above, with a total of 3 device drivers scheduled for development.  Cost
Allocation: * each, Total = *

     (f) License fee for each Relation Data Base Management System (server and client access) for each system. This RDBMS is an outside purchased system to provide a complete set of generic data base capabilities. Cost Allocation: * each, Total = *

     (g) One (1) year warranty on hardware, shipped to AdMIT for 5-day turnaround. Estimated Cost: Included

     (h) One (1) year OEM service contract for software, including telephone/e-mail support, bug fixes, enhancements and upgrades. Estimated Cost: 15% of software cost (* + *), Total = *

The total of the above is * with the exception of travel costs outside the Los Angeles area. Additional payments on the consulting engagement of * will be due February 15, 1999 and * on March 15, 1999. The estimated time to complete the primary tasks, without extensive modifications or additions by Careside, is four
(4) months, starting Jan. 4, 1999. Status reports and recommendations will be delivered on an on-going basis. Version 1 of the software outlined above is scheduled to be delivered by May 1, 1999.

          If you have any questions, please call me.

                              Sincerely,


                              Dennis Rieger
                              President
                              Advanced Medical Information Technologies, Inc.







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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]

                                    CARESIDE
                              W. Vickery Stoughton
                                Chairman and CEO


                                                                    Jan 11, 1999

Dennis Rieger
ADMIT

Dear Dennis:

          After due consideration over the last few days Careside has decided that * .

          However, there are a number of areas where we believe mutual collaboration would be helpful and toward this end we are willing to pay up to * for the following agreement and assistance:

          1. An agreement that provides Careside an exclusive relationship with ADMIT as an OEM partner in the clinical trial/contract research organization (CRO)/ Pharmaceutical company market for the purpose of diagnostic testing and data management for clinical trial work. Careside would handle all sales and marketing and present ADMIT hardware and software as part of a comprehensive opportunity, along with its own products, to reduce clinical trial costs and potentially decrease the time it takes to conduct a clinical trial.
In addition to exclusivity Careside would receive *% of gross sales of ADMIT products.

          2. Careside would receive a report critiquing the hardware and software in the Careside Analyzer and making recommendations about enhancements and/or changes that might lower cost or improve the design.

          3. An interface would be completed between the Careside Analyzer and the * Hematology system based on Careside specifications.

          4. Design a generic interface for the most effective and efficient connection between the Careside Analyzer and user clinical and billing information systems.

          5. Design an interface between the Careside analyzer and ADMIT products as part of the clinical trial package opportunity.

                 6100 Bristol Parkway . Culver City, CA  90230
                 Telephone (310) 338-6767  Fax (310) 338-6789

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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]
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          6.   Develop a PC-based user interface for printing barcode labels from the Zebra printer.

          Careside would expect that the * would cover software development costs as well as all other costs other than travel expenses to locations outside the immediate area.

          You would be invited to all Careside management meetings and become a key member of the executive group during the period that you are working with us.

          Please confirm that you are in agreement with the terms of this letter. I have enclosed a schedule of staff meetings that are subject to change.

                              Sincerely,

                              /s/ Vick Stoughton

                              Vick Stoughton








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* [Omitted pursuant to a request for confidential treatment. The material has been filed separately with the Securities and Exchange Commission.]